Exhibit 99.B(p)(xxiv)

CODE OF ETHICS

June 2017

CONTENTS

BUSINESS PRINCIPLES		1

I.	INTRODUCTION	2

II.	STANDARDS OF CONDUCT	3

III.	COMPLIANCE WITH LAWS AND REGULATIONS	3

IV.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION	4

	Non-Disclosure of Investor Information	4
	Security of Investor Information	4
	Privacy Notices	5

V.	INSIDER TRADING	5

	Who is an Insider?	6
	What is Material Information?	6
	What is Non-Public Information?	6
	Penalties for Insider Trading	6
	Procedures to Help Avoid Insider Trading	7

VI.	SUMMARY OF PROCEDURES TO IMPLEMENT SKYBRIDGE’S POLICY ON INSIDER TRADING	8

	Notification and/or Approval of Outside Activities and Insider Relationships	9

VII.	GIFTS AND ENTERTAINMENT	9

	Generally	9
	Gifts	10
	Entertainment	10
	Special Considerations for Meals, Entertainment, Conferences and Other Gifts for Retirement Plans	11
	Recent Interpretations; Enforcement	11
	SkyBridge Personnel Must Know When They Are Dealing with Plan Personnel	12
	Special Allocation Rules for Multiple or Omnibus Accounts Involving Some Plan Money	13
	Payments or Gifts to Foreign Officials	13

VIII.	ADMINISTRATION OF THE CODE	16

ACKNOWLEDGEMENT AND CERTIFICATION		18

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SKYBRIDGE CAPITAL

BUSINESS PRINCIPLES

1.                                      Our investors come first. The best decisions for our investors are the best decisions for SkyBridge.

2.                                      Ethics and integrity are central to our value system. We seek employees and business partners who share this view.

3.                                      We hire exceptional people who share our passion, core values, and inspiration.

4.                                      In considering potential investments, we do not follow conventional wisdom. We encourage creativity, open debate, and independent thinking.

5.                                      The dynamic nature of our business requires that we have flexibility and foresight, particularly in the face of uncertainty and change.

6.                                      We are a firm that values relationships. Our partners, investors, and employees should feel that we are fair. We hold ourselves to a high standard, and we expect the same of others.

7.                                      While much of our work is of a highly confidential nature, we seek openness in our relationship with investors and partners.

8.                                      Personal and team reward are earned on merit. We work hard, we work for results, and we work together.

SKYBRIDGE CAPITAL

CODE OF ETHICS

I.                            INTRODUCTION

This Code of Ethics (the “Code”) has been adopted by SkyBridge Capital II, LLC (“SkyBridge”) to assist the firm, its employees and its managing member in complying with applicable securities laws and adopting an infrastructure for good business practices. This Code consists of procedures with respect to the ethical obligations of SkyBridge to prevent fraudulent, deceptive, and manipulative practices and to ensure compliance with the federal securities laws and its fiduciary duties. Failure to comply with this Code of Ethics could result in termination of employment or violations of the federal securities laws that could lead to criminal and civil penalties.

SkyBridge and its affiliates currently serve as the general partner to and/or investment manager (the “Manager”) of private investment funds (the “Private Funds”), fund(s) registered under the Investment Company Act of 1940 (the “‘40 Act Fund(s)” and, together with the Private Funds, the “Funds”) and separately managed accounts (the “Accounts” and, together with the Funds, the “Advisory Clients”).

SkyBridge is a fiduciary and must serve the interests of Advisory Clients with the utmost care and loyalty. SkyBridge must adhere to a high standard of care and diligence in conducting its activities, act in accordance with prudent internal procedures, and be particularly sensitive to situations in which the interest of its Advisory Clients may conflict, even indirectly, with those of SkyBridge.

For the purposes of this Code, the managing member, officers and employees of SkyBridge (referred to as “SkyBridge Personnel”) will be deemed both access persons and supervised persons for purposes of Rule 204A-1 under the Advisers Act. Any other person who provides advice on behalf of SkyBridge and is subject to the supervision and control of SkyBridge shall also be a supervised person (and, to that extent, included within the definition of SkyBridge Personnel as used herein) and, to the extent they have access to non-public information relating to Advisory Client purchases or sales of securities or are involved in making securities recommendations to Advisory Clients, or have access to such recommendations that are non-public, an access person subject to those portions of Rule 204A-1 under the Adviser’s Act applicable to access persons.

Any questions concerning this Code should be referred to the SkyBridge Chief Compliance Officer (“CCO”).

The CCO shall provide a copy of this Code, and any supplement, amendment or restatement of this Code: (i) to all current SkyBridge Personnel promptly following its adoption or material amendment by SkyBridge and (ii) to any new SkyBridge Personnel promptly upon the commencement of association with SkyBridge. All SkyBridge Personnel are required to read this Code (as supplemented, amended or restated, if applicable) and to certify to the CCO their having received, read and understood these materials. Certifications shall be made using the form of

“Acknowledgement and Certification” included herein. Certifications must be returned to the CCO: (i) in the case of current SkyBridge Personnel, no later than 10 business days following the effective date of this Code or of any amendment to this Code and (ii) in the case of new SkyBridge Personnel, no later than 10 business days following the commencement of their association with SkyBridge.

II.                       STANDARDS OF CONDUCT

This Code incorporates the following standards of business conduct that SkyBridge requires for all SkyBridge Personnel.

•                 Our investors come first. The best decisions for our investors are the best decisions for SkyBridge. SkyBridge Personnel must at all times place the interests of Advisory Clients ahead of their personal interests. Priority must be given to Advisory Client trades over personal securities trades.

•                 Ethics and integrity are central to our value system. We seek employees and business partners who share this view. Employees should not engage in any act, practice, or course of business which is fraudulent or deceitful upon an Advisory Client.

•                 Independence in the investment decision-making process is paramount.

•                 SkyBridge values the confidence and trust placed in us by our Advisory Clients. The fiduciary duties owed to our Advisory Clients are to protect Advisory Client assets (including non-public information about an Advisory Client or an Advisory Client’s investment) and act always in the best interest of our Advisory Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

•                 All personal securities transactions must be conducted in a manner consistent with this Code. Employees should have an investment philosophy and not a trading philosophy.

•                 Information concerning the identity of security holdings and financial information of Advisory Clients is confidential and even internally should be only disclosed on a need-to-know basis.

III.                  COMPLIANCE WITH LAWS AND REGULATIONS

As a fiduciary, SkyBridge believes in conducting ourselves with care, honesty, loyalty, and good faith in the best interest of our Advisory Clients. Accordingly, all SkyBridge Personnel, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client, must take all steps necessary to ensure that they do not, in any way, engage in any manipulative practice with respect to such Advisory Client or defraud such Advisory Client in any manner.

SkyBridge Personnel are expected to comply not merely with the “letter of the law”, but with the “spirit of the law,” this Code, and other applicable compliance procedures.

SkyBridge’s activities must always be in full compliance with applicable Advisory Client guidelines as well as all applicable laws and regulations. It is SkyBridge’s policy for SkyBridge Personnel to be in strict compliance with the federal securities laws as well as all other laws and regulations that apply to our business. For purposes of this Code, the federal securities laws include (i) the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Dodd- Frank Wall Street Reform and Consumer Protection Act and any rules and regulations adopted by the Securities and Exchange Commission (“SEC”) under any of the foregoing statutes and (ii) the Bank Secrecy Act (as it applies to funds and investment advisers) and any rules adopted thereunder by the SEC or the Department of the Treasury.

IV.                   PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

Please also consult the SkyBridge Compliance Manual and Written Information Security Program for more details on your obligations as a SkyBridge employee in connection with privacy and information safeguards.

Non-Disclosure of Investor Information

SkyBridge maintains safeguards to comply with federal and state standards to guard each Investor’s non-public personal information. SkyBridge does not share any non-public personal information with any non-affiliated third parties, except in the following circumstances:

•                 disclosure made with an Investor’s consent or as necessary to process and service an Advisory Client’s account, to protect against fraud, or to protect the security or confidentiality of SkyBridge’s records;

•                 disclosure to third-party companies that provide services necessary to effect a transaction that an Advisory Client requests or to service an Advisory Client’s account, such as prime brokers, accountants, attorneys, or administrators; and

•                 disclosure to government agencies, courts, parties to lawsuits, or regulators in response to subpoenas. In such cases, SkyBridge will share only the information that it is required or authorized to share.

Security of Investor Information

Only those persons who need Investor information to perform their jobs have access to it. In addition, SkyBridge maintains physical, electronic, and procedural security measures to protect Investor information. Employees have limited access to personal information based upon their responsibilities. All employees are instructed to protect the confidentiality of personal information as described in these policies, which are strictly enforced. Any doubts about the confidentiality of Investor information must be resolved in favor of confidentiality.

Privacy Notices

SkyBridge will provide each natural person Account owner or Investor with initial notice of the firm’s current policy when the advisory relationship is established. SkyBridge shall also provide each such person with a new notice of the firm’s current privacy policies at least annually. If SkyBridge shares non-public personal information relating to a California consumer with an affiliated company under circumstances not covered by an exception under the California Financial Information Privacy Act (codified as Senate Bill No. 1 (“SB 1”)), the firm will deliver to each affected consumer an opportunity to opt out of such information sharing. If, at any time, SkyBridge adopts material changes to its privacy policies, the firm shall provide each Investor with a revised notice reflecting the new privacy policies. The CCO is responsible for ensuring that required notices are distributed to SkyBridge’s consumers and customers (as such terms are defined in Regulation S-P promulgated by the SEC).

V.                                    INSIDER TRADING

Consistent with the federal securities laws (including Section 204A of the Advisers Act), SkyBridge forbids any supervised person from trading, either personally or on behalf of others (including SkyBridge Funds) on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” SkyBridge’s policy applies to all SkyBridge Personnel and extends to activities within and outside his or her duty at SkyBridge. All SkyBridge Personnel must read and retain this policy statement. Any questions regarding SkyBridge’s policy and procedures should be referred immediately to the CCO or to internal or external counsel to the firm.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•                 trading by an insider while in possession of material non-public information; or

•                 trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•                 communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

If, after reviewing this policy statement you have any questions, you should consult with the CCO. Additionally, SkyBridge Personnel shall not disclose any non- public information (whether or not it is material) relating to SkyBridge or its securities transactions on behalf of Advisory Clients to any person outside of SkyBridge (unless such disclosure has been authorized by the CCO).

Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, SkyBridge may become a temporary insider of a company it advises or for which it performs other services.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, the Supreme Court has considered as material information certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. Likewise, the fact of a forthcoming public appearance that may result in movement in the price of a security may be deemed material and non-public.

What is Non-Public Information?

Information is not public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in the company’s web site or in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating non-public information are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•                 civil injunction;

•                 treble damages;

•                  disgorgement of profits;

•                  jail sentences;

•                  fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•                  fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by SkyBridge, including dismissal of the persons involved.

Procedures to Help Avoid Insider Trading

Before trading for yourself or others, including investment companies or private accounts managed by SkyBridge, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•                 is the information material? is this information that an investor would consider important in making his or her investment decisions? is this information that would substantially affect the market price of the securities if generally disclosed?

•                  is the information non-public? to whom has this information been provided? has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal or other publications of general circulation?

•                  if, after consideration of the above, you believe that the information is material and non- public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

•                  report the matter immediately to the CCO;

•                  do not purchase or sell the securities on behalf of yourself or for the account of SkyBridge or others, including investment companies or private accounts managed by SkyBridge; and

•                  do not communicate the information inside or outside of SkyBridge, other than to the CCO. In addition, care should be taken so that such information is secure: for example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted; and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

VI.                               SUMMARY OF PROCEDURES TO IMPLEMENT SKYBRIDGE’S POLICY ON INSIDER TRADING

As set forth in greater detail in Annex A, among other things, the procedures of SkyBridge provide that:

•                 securities transactions by SkyBridge Personnel in single name equity securities or derivatives thereon should be conducted for investment purposes rather than for short-term trading; consequently, SkyBridge Personnel may not profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within 30 calendar days (the “30 Day Restricted Period”);

•                 SkyBridge Personnel are prohibited from purchasing or selling uncovered options on single name equity securities in the nearby option contract;

•                 SkyBridge Personnel may purchase or sell covered call options on single name equity securities only to the extent the underlying equity security may be purchased or sold in light of the 30 Day Restricted Period; such a covered call option can be sold as long as the time between the purchase of the shares and the exercise date of the option does not violate the 30 Day Restricted Period;

•                 SkyBridge Personnel may (i) sell covered put options on single name equity securities only to the extent the underlying equity security may be purchased in light of the 30 Day Restricted Period, and (ii) purchase covered put options on single name equity securities only to the extent the underlying equity security may be sold in light of the 30 Day Restricted Period; any shares received as a result of the exercise of a short put position must be held for the 30 Day Restricted Period;

•                 no SkyBridge Personnel may invest in, engage in any personal transaction with, or enter into any agreement or understanding with, any hedge fund managed by a person other than SkyBridge or any other affiliate thereof without the prior written approval of the CCO.

Because SkyBridge believes that it is important to Advisory Clients and Investors that its principals invest for their own accounts in those investment vehicles that SkyBridge manages and share in the same investment risks and benefits as Advisory Clients and Investors, SkyBridge does not prohibit SkyBridge Personnel from purchasing, holding, and selling for their own accounts interests in the Funds. All transactions in the Funds are subject to the pre-approval requirements contained in Annex A.

SkyBridge’s policy also allows SkyBridge Personnel to invest in those investment vehicles in which its Funds invest, provided that any such personal investing by SkyBridge Personnel, including any investment of immediate family or any household member of such personnel, is consistent with the requirements of Annex A hereto, SkyBridge’s fiduciary duty to its Advisory Clients, and regulatory requirements.

Notwithstanding the foregoing, neither SkyBridge nor any SkyBridge Personnel will invest in a Fund or in an investment vehicle in which a Fund invests if the investment would cause a loss of investment opportunity for any Advisory Client or Investor.

Exceptions to the foregoing may, in limited circumstances and consistent with applicable law, be granted by the CCO.

Notification and/or Approval of Outside Activities and Insider Relationships

Employees must obtain the written approval of the CCO prior to engaging in business activities outside of their employment at SkyBridge. A form of request is contained in Exhibit E. Employees will also be required to annually update SkyBridge as to their outside business activities and any relationships with “insiders” of publicly-traded companies. A form of the annual update is provided in Exhibit E. Pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations. However, employees will still need to summarize/update such activities on the annual update form (as provided in Exhibit E).

No SkyBridge Personnel may serve on the board of any company whose securities are publicly traded (other than a registered investment company managed by an affiliate adviser) without prior approval of the CCO, which should be obtained using the form at Exhibit E. If such approval is granted, it will be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for an Advisory Client involving the company in question. Employees are also required to annually update their director positions using the form provided as Exhibit F

Notwithstanding anything to the contrary in this section, involvement in any outside activity or position as a director is unacceptable when it interferes with an employee’s ability to perform the duties of his or her job.

VII.                          GIFTS AND ENTERTAINMENT

Generally

A conflict of interest occurs when the personal interests of an employee interfere or could potentially interfere with his or her responsibilities to SkyBridge and its Advisory Clients. The overriding principle is that SkyBridge Personnel should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence his or her decision-making or make him or her feel beholden to a person or firm. Similarly, SkyBridge Personnel should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or causing an existing or potential Advisory Client, Investor, vendor or agent (to or of either SkyBridge or its Funds) to feel beholden to SkyBridge or the employee.

Gifts

Received by SkyBridge or SkyBridge Personnel

From time to time, SkyBridge or SkyBridge Personnel may receive gifts from third parties in connection with SkyBridge or Fund business. All gifts received by SkyBridge or SkyBridge Personnel must be reported to and approved by the CCO or her designee, regardless of value. A form of such disclosure is included as Exhibit G.

Generally, any gift received that has a value in excess of a de minimis amount should not be accepted. A gift of more than $100 would not be considered de minimis. Similarly, any series of gifts (i.e., gifts provided to the same employee or to SkyBridge) that in the aggregate exceed $100 per year would not be considered de minimis and the gift that causes the aggregate amount to exceed $100 should not be accepted.

Each member of SkyBridge Personnel is responsible for determining the value of gifts received from third parties under the circumstances. However, SkyBridge Personnel are reminded that the perception of a gift’s value by others is as important as the assessment of the gift’s value in the employee’s judgment.

Offered or Given by SkyBridge or SkyBridge Personnel

From time to time, SkyBridge or SkyBridge Personnel may give or offer gifts to existing Account owners or Investors, or any entity that does or seeks to do business with or on behalf of SkyBridge or the Advisory Clients. If the gift has a value in excess of a de minimis amount, such gift must be pre-approved by the CCO. Generally, a gift of more than $100 would not be considered de minimis and should be pre-approved. Similarly, any series of gifts (i.e., gifts provided to the same person or entity) that in the aggregate exceed $100 per year would not be considered de minimis and the gift that causes the aggregate amount to exceed $100 should be pre-approved. A form of such approval is included as Exhibit G.

For these purposes, attendance by Advisory Clients or prospective investors at SkyBridge-sponsored thought leadership events such as the “SALT Conference” shall not be considered a gift.

Entertainment

No SkyBridge Personnel may provide or accept extravagant or excessive entertainment to or from an existing or prospective Advisory Client or Investor, or any person or entity that does or seeks to do business with or on behalf of SkyBridge or the Advisory Clients. SkyBridge Personnel may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present and business is actually discussed.

Special Considerations for Meals, Entertainment, Conferences and Other Gifts for Retirement Plans

ERISA Plans

Existing rules make it a criminal offense to give anything of value to a fiduciary of an ERISA Plan if it is given with the intent to influence the fiduciary’s decision making with respect to the Plan. The Department of Labor (“DOL”, which has jurisdiction over ERISA Plans) has demonstrated a significant desire to enforce these rules and has taken a broad view of the terms gifts, gratuities, entertainment and other nonmonetary items of value. Separately, the DOL now requires service providers such as SkyBridge to provide certain information to ERISA plan clients concerning nonmonetary compensation paid or received in connection with the Plan’s business. Failure to provide this information could mean a return of all fees plus excise taxes. Separately, ERISA Plan administrators are required to report (on Schedule C of DOL Form 5500) annually, certain similar information. Nonmonetary compensation for this purpose includes gifts, gratuities, entertainment, attendance at conferences etc. (with a very limited de minimis exception for such items which in the aggregate do not exceed $100 by all SkyBridge personnel with respect to any person and as to which each such item is less than $50).

NOTE: These rules apply not only when SkyBridge may be providing any gift, gratuity or entertainment in respect of any ERISA Plan business, but also if any SkyBridge employee receives any gift, gratuity or entertainment in respect “plan assets.”

Governmental Plans

State, local and municipal plans often contain rules concerning non-monetary compensation, such as gifts, gratuities, entertainment etc. In some jurisdictions, the provision of any gift, gratuity, entertainment or other non-monetary compensation to any plan official (as defined by the specific plan’s governing rules) may be impermissible such that it could preclude business and/or the receipt of compensation by a service provider, such as SkyBridge.

Recent Interpretations; Enforcement

ERISA Plans

To give SkyBridge personnel a sense of the level of attention this area has recently received from regulators, the DOL has indicated in official guidance that (a) a pen embossed with a company logo, (b) a discount on attendance at an educational conference, and (c) the value of meals and other ancillary items at a conference, under many circumstances, could be reportable non-monetary compensation for purposes of these rules. SkyBridge expects that as a result of these rules, ERISA Plan clients may ask for a report on non-monetary compensation paid or received by SkyBridge in connection with the Plan’s business with SkyBridge. The DOL requires Plan administrators to notify it of persons or entities that fail to comply with such requests. SkyBridge’s policies and procedures, which are described in greater detail in the Compliance Manual, have been developed and designed to assure that both SkyBridge and its clients continue to adhere to the highest standards of integrity and avoid the appearance of impropriety.

Please consult the policies and procedures located in the Compliance Manual under ERISA and Public Pensions for more details on your obligations as a SkyBridge employee in connection with this important topic.

Governmental Plans

As described above, many jurisdictions prohibit the giving or receipt of any item of gift, gratuity or entertainment in respect of the government plan (i.e., without any de minimis exceptions as applied to Plans) with the possibility of loss of business, and in other cases, both civil and criminal penalties.

Because many jurisdictions prohibit the giving or receipt of any item of gift, gratuity or entertainment in respect of a government plan (i.e., without any de minimis exception), the difficulties of diligencing compliance on a plan-by-plan basis and the possibility of loss of business and/or civil and criminal penalties, SkyBridge personnel may not give or receive any gifts, gratuities, entertainment or other nonmonetary compensation to or from representatives of a government plan absent the CCO’s prior approval

SkyBridge Personnel Must Know When They Are Dealing with Plan Personnel

SkyBridge personnel need to carefully assess whether any person with whom they are dealing is (i) a “fiduciary” with respect to a Plan or other persons who could, depending on the circumstances, be considered as a fiduciary to an ERISA Plan, or, (ii) in the context of a governmental plan, an official that is acting or may be acting on behalf of a governmental plan (collectively “Plan Persons”). Plan Persons may include:

•                 a Plan sponsor (i.e., the Trustees of the XYZ Corporation Retirement Plan or the Investment Committee of the XYZ Corporation Retirement Plan);

•                 a union official associated with the management (or trusteeship) of a union retirement plan;

•                 a Chief Financial Officer or similar officer or employee of a company, when conducting business on behalf of his or her company’s Plan;

•                 a third party investment adviser (e.g., GSAM, BlackRock, PIMCO, Fidelity, TIAA-CREF) etc. when acting in whole or in part on behalf of separate account money or other accounts which are not U.S. registered mutual funds, all or a portion of which money is governed by ERISA or the Code;

•                 investment advisers, pension consultants and other financial intermediaries, where acting on behalf of or with respect to Plan money;

•                 individuals when acting for their IRAs;

•                 fund of funds investing Plan money (i.e., the investing fund is itself subject to ERISA);

•                 state, city or municipal governmental officials charged with investing the assets of the state, city, or municipality, or having oversight thereof (i.e., the Comptroller, Investment Board or similar committee of any state plan); and

•                 state, city or municipal government officials which cover governmental plans.

Special Allocation Rules for Multiple or Omnibus Accounts Involving Some Plan Money

In many cases, a Plan Person may be interacting on behalf of one or more accounts - some of which may contain Plan assets, and some of which may not. Similarly, when interacting with a service provider, a SkyBridge employee may be acting on behalf of multiple accounts, including Plan (separately managed) accounts. As a general rule, based on guidance from the DOL, non-monetary compensation either proposed to be given or received in respect of such amounts will need to be allocated across such accounts for reporting purposes. In most instances, the allocation will be effected based on the ratio of Plan assets under management to the assets of other accounts involved. Because many interpretative considerations arise in the context of multisource or omnibus accounts, the CCO should be consulted.

Payments or Gifts to Foreign Officials

Under the Foreign Corrupt Practices Act (“FCPA”), SkyBridge could face potentially serious civil and/or criminal penalties for offering, promising, paying, or authorizing any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist SkyBridge in obtaining, retaining, or directing business, including investments in the Funds or Accounts. As a matter of policy, SkyBridge strictly complies with the FCPA. SkyBridge Personnel are expected to carefully read this policy and to contact the CCO with any questions.

Overview

The FCPA strictly prohibits making an offer, payment or promise of payment to any foreign official or foreign political party in order to obtain or retain business with any person.

•                 Foreign Officials or Instrumentalities of Foreign Officials

Under the FCPA, a “foreign official” includes any officer or employee of a foreign government or any department, agency or instrumentality thereof. Regulators broadly interpret this term to include not just government officials, but also employees of state-owned entities, even if those employees or entities do not perform what would commonly be perceived to be government functions. For example, employees of state-owned oil and oil services companies, state-owned hospitals and employees of a private company in which a foreign government had a controlling ownership stake have been considered foreign officials. Importantly, all government employees are covered by this definition, as are employees of government- owned business entities and sovereign wealth funds.

Whether an entity is state-owned or state-controlled is a fact-specific inquiry, which may be based on a number of factors, including the degree of control the foreign government holds over the entity or whether the entity performs a function that the foreign government treats as its own. If you are unsure of whether a foreign entity is state-owned or state-controlled, contact the CCO immediately. The CCO, in consultation with outside compliance consultants or outside legal counsel, will evaluate whether the foreign entity would be considered a “foreign official” and will document such review.

•                 Offer, Payment, Promise to Pay, or Authorization of the Payment of Any Money or the Giving of Anything of Value

The FCPA prohibits the corrupt “offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to” a foreign official. This could include:

•                  cash, sometimes in the guise of “consulting fees” or “commissions” given through intermediaries;

•                  discounts;

•                  payments or gifts to third parties associated with a foreign official, including promise of future employment or travel expenses;

•                  gifts, other than small tokens of esteem or gratitude;

•                  travel expenses, other than reasonable and bona fide expenditures; and

•                  charitable donations, where the contribution is a vehicle to conceal payments made to the foreign official.

Although the FCPA permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government, this is a narrowly defined exception. Some guidelines to follow are:

•                  if selecting which particular foreign officials will participate in the proposed activity, select them based on pre-determined, merit-based criteria;

•                  pay all costs directly to travel and lodging vendors and/or reimburse costs only upon presentation of a receipt;

•                  do not advance funds or pay for reimbursements in cash;

•                  ensure the expenditures are transparent and accurately recorded in SkyBridge’s books and records;

•                  do not condition payment of expenses on any action by the foreign official; and

•                  provide no additional compensation, stipends, or spending money beyond what is necessary to pay for actual expenses incurred.

•                 Payments to Third Parties

Under the FCPA, payments made through third party agents or intermediaries are likewise unlawful. Liability is imposed on those who purposefully avoid actual knowledge, and actual knowledge is not required. Employees should be aware of a number of red flags, including:

•                  excessive commissions or consulting fees to consultants or third party agents;

•      vague consulting agreements;

•      whether the third party is related to or closely associated with the foreign official;

•      the third party requests payments to offshore bank accounts; and

•      the third party is merely a shell company incorporated in an offshore jurisdiction.

•                 Facilitating or Expediting Payments

The FCPA does permit certain small “facilitating” or “expediting” payments to foreign officials to ensure that they perform routine, non-discretionary governmental duties (e.g., obtaining permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick-up and delivery; providing phone service, power and water supply, loading and unloading cargo, or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country). However, anti-bribery laws in other foreign countries may prohibit such facilitating payments, and all employees must contact the CCO in advance of any potential facilitating payment. In particular, the U.K. Bribery Act and the Canadian CFPOA do not permit facilitating payments. The Chief Compliance, in consultation with outside compliance consultants or outside legal counsel, will evaluate whether the payment should be permitted. Facilitating payments, however, are never legal when a foreign official has discretion to award or continue business with a party.

SkyBridge’s FCPA Procedures

•                 Reporting of Potential FCPA Violations

Any employee who suspects a potential FCPA violation or who spots a “red flag” must immediately inform the CCO. The CCO will conduct an investigation into whether the conduct could potentially rise to the level of a FCPA violation and will document its findings in a compliance memo to file, in addition to consulting with outside legal counsel as needed. If the CCO determines that a violation was caused by an employee, the employee will immediately be terminated or suspended.

•                 Pre-Approval Required

In order to minimize the chance that SkyBridge could violate the FCPA or similar foreign laws, SkyBridge personnel must obtain the written approval of the CCO prior to making any payment or giving any gift or other thing of value (including paying for entertainment or travel-related expenses), or offering to do the same, to any:

•                  official of a foreign government;

•                  employee of any government-controlled foreign business;

•                  sovereign wealth fund, employee or representatives of a sovereign wealth fund, or third party associated with a sovereign wealth fund’s investment process or investment due diligence; or

•                  foreign political party or official or candidate for foreign political office.

This policy applies without regard to the purpose or motivation behind the giving of such payment, gift, or other thing of value. The CCO may consult with legal counsel to determine if such payments, gifts or entertainment would implicate FCPA concerns (or other legal concerns). As a general matter, the giving of any such payments, gifts, or other things of value will not be permitted. The CCO will document any exceptions to this general policy.

In addition, to the extent SkyBridge utilizes placement agents or other intermediaries to solicit investors in foreign countries, the CCO (or her designee) will review placement agent agreements for appropriate written representations, including, among other things, that the placement agent or other intermediary will act in accordance with U.S. and foreign laws, including the FCPA.

SkyBridge will require any placement agent authorized to solicit investors in foreign countries to agree to comply with the FCPA and any relevant local laws relating to bribery of officials. Additional actions SkyBridge may take include due diligence into the third party’s background and any potential affiliation with foreign government officials.

VIII.                     ADMINISTRATION OF THE CODE

The CCO will review required reports to determine that SkyBridge Personnel trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The CCO will also review and consider any proper request of a member of SkyBridge Personnel for relief or exemption from any restriction, limitation or procedure contained herein, which restriction, limitation or procedure is claimed to cause a hardship for such person. Subject to Rule 204A-1 under the Advisers Act, such decision is completely within the CCO’s sole discretion.

The CCO will also ensure that all books and records relating to the Code are properly maintained. The firm will maintain the following records in a readily accessible place:

•      a copy of each Code that has been in effect at any time during the past six years;

•      a record of all written acknowledgements of receipt, review and understanding of the Code and amendments for each person who is currently, or within the past six years was, SkyBridge Personnel;

•      a record of each report made by SkyBridge Personnel, including any brokerage confirmations and brokerage account statements obtained from SkyBridge Personnel;

•      a list of the names of persons who are currently, or within the past six years were, SkyBridge Personnel;

•      a record of any decision for approving the acquisition of securities by SkyBridge Personnel as required by Annex A for at least five years after the end of each fiscal year in which approval was granted; and

•      records of any permitted political contribution during the past six years.

Strict adherence to this Code is the responsibility of each member of SkyBridge Personnel. All SkyBridge Personnel must promptly report all violations and apparent violations of this Code and the reporting obligations hereunder to the CCO.

Upon discovering that any member SkyBridge Personnel has not complied with any requirements of, or has otherwise breached, this Code, SkyBridge may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, censure, suspension, or termination of employment.

ACKNOWLEDGEMENT AND CERTIFICATION

I hereby acknowledge receipt of the SkyBridge Code of Ethics (the “Code”) dated June 2017.  I hereby certify that I:

(i)             have read/re-read the Code (including any amendments thereto);

(ii)          understand the Code; and

(iii)       recognize that I am subject to its provisions.

I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported pursuant to the Code.

Signature	Date

Print Name

COMPLIANCE RECEIPT:
Signature

Annex A.

PROCEDURES TO IMPLEMENT SKYBRIDGE’S POLICY ON INSIDER TRADING

The following procedures have been established to aid SkyBridge Personnel in avoiding insider trading and to aid SkyBridge in preventing, detecting, and imposing sanctions against insider trading.  All SkyBridge Personnel must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.   If you have any questions about these procedures, you should consult the CCO.  These procedures are in addition to the Insider Trading procedures set forth in the SkyBridge Compliance Manual and to the Policy Statement on Insider Trading as set forth in the Supervisory and Compliance Procedures of SkyBridge’s broker-dealer affiliate, Hastings Capital Group, LLC.

Restrictions and Limitations on Personal Securities Transactions

The following restrictions and limitations govern instruments and personal securities transactions by all SkyBridge Personnel, including the managing member, officers, consultants with trading authority and employees of SkyBridge (and their households):

Ban on Short-Term Trading Profits

•                 Securities transactions by SkyBridge Personnel in single name equity securities or derivatives thereon should be for investment purposes rather than for short-term trading; consequently, SkyBridge Personnel may not profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within 30 calendar days (the “30 Day Restricted Period”);

•                 SkyBridge Personnel are prohibited from purchasing or selling uncovered options on single name equity securities in the nearby option contract;

•                 SkyBridge Personnel may purchase or sell covered call options on single name equity securities only to the extent the underlying equity security may be purchased or sold in light of the 30 Day Restricted Period (i.e., such a covered call option can be sold as long as the time between the purchase of the shares and the exercise date of the option does not violate the 30 Day Restricted Period); and

•                 SkyBridge Personnel may (i) sell covered put options on single name equity securities only to the extent the underlying equity security may be purchased in light of the 30 Day Restricted Period, and (ii) purchase covered put options on single name equity securities only to the extent the underlying equity security may be sold in light of the 30 Day Restricted Period; any shares received as a result of the exercise of a short put position must be held for the 30 Day Restricted Period.

•                 Exceptions to the foregoing may, in limited circumstances, be granted by the CCO.

Relationships with Third-Party Hedge Funds

•                 No such person may invest in, engage in any personal transaction with, or enter into any agreement or understanding with, any hedge fund managed by a person other than SkyBridge or any other affiliate thereof (collectively, a “Third-Party Hedge Fund”) without the prior written approval of the CCO. Without limiting the foregoing, personal transactions, agreements and understandings shall include the following:

•                  being employed or compensated by a Third-Party Hedge Fund;

•                  serving as an officer, director, partner, etc. of a Third-Party Hedge Fund; and

•                  providing services of any kind to a Third-Party Hedge Fund.

•                 any authorization to be given by the CCO must be based upon a determination by the CCO that such transaction, agreement or understanding would not be adverse to the interests of any Advisory Client.  Additionally, any such transaction, agreement or understanding must be terminable by such person upon the direction of the CCO and without any conditions other than reasonable notice to the other party.

Prohibition on Participation in IPOs

•                 No such person may acquire any security in an Initial Public Offering (“IPO”) (this does not prohibit an allocation of an IPO to a fund in which such individual is a limited partner or member) except with permission of the CCO.

Special Permission Required for Private Placements

•                 Private placements of any kind (including, without limitation, limited partnership investments and venture capital investments) may only be acquired with permission of the CCO.  If approved, such investment will be subject to continuous monitoring for possible future conflict.  A request for approval of a private placement should generally be submitted to the CCO at least two weeks in advance of the proposed date of investment using the form provided in Exhibit A.

•                 Any such person holding a personal position in an issuer through a private placement must affirmatively disclose that interest in connection with the consideration of any investment decision regarding any security of that issuer, or an affiliate of such issuer, by any account managed by SkyBridge and the consideration by SkyBridge on whether an issuer should be placed on the Restricted List. In such event, the final investment decision shall be independently reviewed by the CCO.  In addition, written records of any such circumstance shall be maintained and sent to the CCO.

Restricted List

•                 List includes issuers about which any member of SkyBridge Personnel has material non-public information.

•                 Companies will be removed from the Restricted List at the discretion of the Chief Compliance Officer, typically when information involved has been made public or is no longer considered material.  Members of SkyBridge Personnel should contact the Chief Compliance Officer whenever they believe that information concerning a Restricted List company has been made public or is no longer material.

•                 As a general matter, members of SkyBridge Personnel are prohibited from trading in the securities of issuers that are included on the Restricted List (or any other securities to which the material non-public information relates) for a Personal Account.  The Restricted List will be available to all members of SkyBridge Personnel and should be reviewed prior to trading in a Personal Account (as defined in Annex B).

Special Permission Required for SkyBridge Funds

Purchases or redemptions from SkyBridge Funds may only be made with permission of the CCO.  A request for approval to transact in a SkyBridge Fund should generally be submitted to the CCO at least two weeks in advance of the proposed date of investment or redemption using the form provided in Exhibit B.  Redemptions shall only be permitted in cases where the CCO determines that the employee is not in the possession of material non-public information concerning the SkyBridge Fund.

Annex B.

PROCEDURES TO IMPLEMENT SKYBRIDGE’S POLICY ON PERSONAL TRADING
(AS REQUIRED BY RULE 204A-1)

Required Reports

The personal trading policies and procedures contained herein apply to all “Personal Accounts” of SkyBridge Personnel.  Personal Accounts are accounts held in the name of, or for the benefit of, SkyBridge employees as well as:

•                 any employee’s spouse or domestic partner (other than a legally separated or divorced spouse or domestic partner) and minor children;

•                 any  other  individuals  who  live  in  the  employee’s  household  and  over  whose purchases, sales, or other trading activities the employee exercises control or investment discretion;

•                 any persons to whom the employee provides primary financial support, and either (i) whose financial affairs the employee controls or (ii) for whom the employee provides discretionary advisory services;

•                 any trust or other arrangement which names the employee as a beneficiary; and

•                 any partnership, corporation, or other entity of which the employee is a director, officer or general partner or in which the employee has a 25% or greater beneficial interest, or in which the employee owns a controlling interest or exercises effective control.

Initial and Annual Holdings Reports

Each SkyBridge employee must submit to the CCO a report in the form attached as Exhibit C (i) not later than 10 days after becoming an employee, reflecting such person’s Personal Account holdings (including private placements and all other “reportable securities”) as of a date not more than 45 days prior to becoming SkyBridge Personnel and (ii) annually, 30 days after calendar year end, reflecting such person’s Personal Account holdings as of December 31.  Annual Holdings Reports may also be submitted in the form of service provider Financial Tracking, LLC’s (“Financial Tracking”) web-based reporting system (https://secure.financial-tracking.com).

Holdings reports must contain the following information:

•                 the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the employee has any direct or indirect beneficial ownership;

(1)   “Reportable securities” are all securities other than:  (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; and (iv) shares issued by registered open-end funds; provided that such funds are NOT advised by SkyBridge or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with SkyBridge.

•                 the name of any broker, dealer or bank with which such person maintains an account in which any securities are held for such person’s benefit; and

•                 the date such person submits the report.

Quarterly Reports

Within 30 days of the end of each calendar quarter, each member of SkyBridge Personnel must submit a report to the CCO covering all transactions in Personal Accounts in “reportable securities” in the form of service provider Financial Tracking’s web-based reporting system or in hard copy using Exhibit D.

Transaction reports must contain the following information:

•                 the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP  number,  interest  rate  and  maturity  date,  number  of  shares,  and  principal amount of each security involved;

•                 the nature of the transaction (i.e. purchase, sale);

•                 the price of the security at which the transaction was effected;

•                 the name of the broker, dealer or bank with or through which the transaction was effected; and

•                 the date such person submits the report.

Brokerage account statements, electronic data feeds and/or Private Placement Approval Forms containing all required information must be on record with the CCO and annexed to such Quarterly Report.

Exceptions to Reporting Requirements

The reporting requirements described above apply to all transactions in securities other than the following:

•                 transactions with respect to securities held in accounts over which such person had no direct or indirect influence or control are not required to be reported on initial or annual holdings reports and on quarterly transaction reports; and

•                 transactions effected pursuant to an Automatic Investment Plan or DRIP.

(1)   Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by SkyBridge or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with SkyBridge.

Duplicate Statements and Confirms

Each member of SkyBridge Personnel, with respect to each brokerage account in which such person has any direct or indirect beneficial ownership interest, shall arrange that the broker shall submit directly to SkyBridge (directly or via Financial Tracking) at the same time they are furnished to the beneficial owner:

•                 duplicate copies of broker trade confirmations covering each transaction in a security (other than securities transactions described in Section 3 above, Exceptions to Reporting Requirements) in such account and

•                 copies of monthly statements with respect to the account,

in hard copy and/or electronic form.  Exceptions to the foregoing may be granted by the CCO in cases where confirmations and/or monthly statements are not made available by a brokerage firm.  In such a case, the CCO shall require the SkyBridge Personnel to attest to brokerage activity in the relevant holdings and transaction reports required to be delivered under this Code and shall request that all available back-up support for the attestation be provided.

Requirement to File Even if no Activity

Each member of SkyBridge Personnel must file Annual and Quarterly Reports when due even if such person (i) made no purchases or sales of securities or (ii) had no open brokerage accounts during the period covered by the report.

Reporting of Transactions

•                 Form of Reporting

Reports must be on the electronic forms of service provider Financial Tracking’s    web-based    reporting    system    (https://secure.financial- tracking.com) and/or in hard copy (attached as Exhibits hereto).

•                 Responsibility to Report

The responsibility for taking the initiative to report is imposed on each individual required to make a report.  Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility.

•                 Where to File Report

All reports must be filed with and maintained by the CCO.

High-Risk Trading Activities

Certain high-risk trading activities, if used in the management of a personal trading portfolio,  are  risky  not  only  because  of  the  nature  of  the  securities  transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions.  Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at predetermined prices.   Members of SkyBridge Personnel should understand that short sales and trading in derivative instruments involve special risks; derivative instruments, for example, ordinarily have greater price volatility than the underlying security.  The fulfillment of the obligations owed by each such person to SkyBridge may heighten those risks.   For example, if SkyBridge becomes aware of material, non-public information about the issuer of the underlying securities, the personnel of SkyBridge may find themselves “frozen” in a position in a derivative security. SkyBridge will not bear any resulting losses in personal accounts through the implementation of this Code.

Pre-Clearance of Transactions in Personal Account

All members of SkyBridge Personnel must obtain the prior written approval of the CCO before engaging in the following transactions in a Personal Account:

•                 direct or indirect purchase or sale of beneficial ownership in a security in an initial public offering; and

•                 direct or indirect purchase or sale of beneficial ownership in a security in a limited offering, which includes but is not limited to, hedge funds, private equity funds, and venture capital funds (including, for the avoidance of doubt, any funds managed by SkyBridge).

Approvals granted by the CCO will generally be valid for 14 business days.

Pre-clearance is not required to be submitted with respect to any transactions effected pursuant to any Personal Account over which the member of SkyBridge Personnel has (or had) no direct or indirect influence or control.

Exhibit A.

PRIVATE PLACEMENT APPROVAL FORM

It is the policy of SkyBridge that, before entering into a personal private placement to buy or sell a security (including stocks, bonds, options, warrants and hedge fund investments), you must obtain the advance approval from SkyBridge’s Chief Compliance Officer.

This policy is intended to ensure the following:  (1) that there is no actual conflict or the appearance of conflict between your private investment and activity conducted on behalf of Advisory Clients, (2) that your actions do not give the appearance that SkyBridge is endorsing or possesses information on the investment, (3) that involvement in this and other outside activities does not breach your obligation to devote your professional efforts exclusively for SkyBridge, (4) that securities are not being offered to you by virtue of your position or relationship at SkyBridge and (5) your compliance with different regulatory agencies.

Please answer the following questions concerning the purchase of shares/units for you or your immediate family (spouse; minor children; parents; or other relatives who live with you, support you, or are supported by you).

The Chief Compliance Officer may require supporting documentation concerning the investment, including the private placement memoranda and subscription documents. Additionally, if available, you must arrange for SkyBridge to receive copies of any confirmation,  statements  or  like  documents  (such  as  a  quarterly  capital  balance statement).

1.	Name of Company (Fund, partnership, etc.):

2.	Describe primary business:

3.	Transaction type:	☐ Purchase	☐ Sale

4.	Number of Shares/Units being purchased or sold:

5.	Your total purchase or sale price:

6.	Is the Company currently publicly traded?	☐ Yes	☐ No

7.	Is the Company in the process of going public?	☐ Yes	☐ No

8.	Have you encouraged anyone else to purchase or sell shares/units?	☐ Yes	☐ No

9.	If the answer to Question # 8 is yes (for a purchase), will you receive any type of finder’s fee?	☐ Yes	☐ No

10.	After a purchase, will you own more than 5% of the outstanding shares of units of the Company?	☐ Yes	☐ No

11.	Have you performed any services for the issuer?	☐ Yes	☐ No

12.	Are these shares or units being offered to you for services performed or to be performed?	☐ Yes	☐ No

13.	Is the opportunity to purchase or sell these shares/units being offered to you because of your position with SkyBridge?	☐ Yes	☐ No

14.	If purchasing, will you be expected to do anything for the company other than be a passive investor (note: Board Directorships are prohibited)?	☐ Yes	☐ No

15.	If purchasing, other than acting as a passive investor, will you have any relationship with the Company or its officers or organizers?	☐ Yes	☐ No

16.	Is there a sales agent, representative, or finder involved?	☐ Yes	☐ No

17.	If the answer to any of the foregoing questions is “Yes,” explain in detail on a separate sheet of paper.

If approval to purchase or sell the private placement is given, you have a continuing obligation to inform the Chief Compliance Officer if any of the responses to this Questionnaire would change at any time.

You are required to complete another Private Placement Approval Form for each additional investment you make.

Signature	Date

Print Name

COMPLIANCE REVIEW:	☐ Request Approved	☐ Request Denied

Signature

Exhibit B.

SKYBRIDGE FUND TRANSACTION APPROVAL FORM

It is the policy of SkyBridge that purchases or sales of SkyBridge Funds may only be made with permission of the CCO.  A request for approval to transact in a SkyBridge Fund should generally be submitted to the CCO at least two weeks in advance of the proposed date of investment or sale using this Form.  Transactions shall only be permitted in cases where the CCO determines that the employee is not in the possession of material non-public information concerning the SkyBridge Fund.

Please answer the following questions concerning the purchase or sale of shares/units for you or your immediate family (spouse; minor children; parents; or other relatives who live with you, support you, or are supported by you).

1.	Name of SkyBridge Fund:

2.	Transaction type:	☐ Purchase		☐ Sale

3.	Number of Shares/Units being purchased or sold:

4.	Your total purchase or sale price:

5.	Have you encouraged anyone else to purchase or sell shares/units?	☐	Yes	☐ No

6.	Please describe the rationale for any proposed sale transaction:

If approval to purchase or sell is given, you have a continuing obligation to inform the Chief Compliance Officer if any of the responses to this Form would change at any time.  You are required to complete another SkyBridge Fund Transaction Approval Form for each additional transaction you make.

Signature	Date

Print Name

COMPLIANCE REVIEW:	☐ Request Approved	☐ Request Denied

Signature

Exhibit C.

INITIAL AND ANNUAL SECURITIES HOLDINGS REPORT

Employee Name:

Effective Date:

The  following  list,  which  is  current  as  of  the date  indicated  above, accurately  reflects  my Personal Accounts and Reportable Securities (including certificated securities held outside any account and holdings in private investments) as of a date not more than 45 days prior to becoming SkyBridge Personnel (in the case of an Initial Securities Holdings Report) or December 31 (in the case of an Annual Securities Holdings Report).

Brokerage Accounts

Broker/Dealer or Bank where Account is held	Account Number	Account Name

Private Placements and Reportable Securities Held Outside any Brokerage Account

Issuer	Security Name and Type	CUSIP and Ticker Symbol (if available)	Number of Units or Principal Amount

I further certify that the securities holdings reflected in the most recent monthly statements for all such accounts, copies of which have been directly furnished to SkyBridge or are attached hereto, completely and accurately represent all securities required to be disclosed by the Code.

Signature	Date

COMPLIANCE REVIEW:
Signature

Exhibit D.

QUARTERLY SECURITIES TRANSACTIONS REPORT

Rule 204A-1(b)(2) of the Investment Advisers Act of 1940 requires a report of personal transactions to be recorded within 30 days after the end of the calendar quarter listing all transactions during such quarter.  The report must be made even if you did not effect a transaction or have no Personal Accounts/investments.

Employee Name:

Calendar Quarter:
(Month DD, YYYY to Month DD, YYYY)

Account/Direct Investment Name(s):

☐  TRANSACTION ACTIVITY ATTACHED

During the quarter and for the account/investment referred to above, the transactions as detailed in the attached brokerage statements, Private Placement Approval Form(s) and/or SkyBridge Fund Transaction Approval Forms were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Rule 204A-1(b)(2) under the Investment Advisers Act of 1940.

Transactions not covered by the attached brokerage statements are identified in the following supplemental pages.

☐  NO TRANSACTIONS THIS QUARTER

Signature	Date

COMPLIANCE REVIEW:
Signature

Exhibit E.

REQUEST FOR APPROVAL OF OUTSIDE ACTIVITIES/DIRECTOR POSITIONS

1.	Name of Firm and description of proposed Outside Activity/Director Position:

2.	Will SkyBridge’s name be used (e.g., included in a biography)?	☐ Yes ☐ No

3.	Will you have a position as an officer or director (or comparable position) in connection with the outside business activity?	☐ Yes ☐ No

If “yes,” will such organization maintain an officer’s and director’s liability policy in addition to any indemnification that you may be otherwise provided by such outside activity? Provide details of any/all such coverage/indemnification:

4.	Duties in connection with such activity:

5.	Estimated amount of time spent on such activity (yearly basis):

6.	Will you or any related party receive any economic benefit for your participation in such activity?	☐ Yes ☐ No

If “yes”, provide a description of such economic benefit:

I represent that such proposed outside activity does not violate any law or regulation, does not and will not interfere with my responsibilities to SkyBridge or compete with or conflict with any interest of SkyBridge, Advisory Clients, or Investors. I further represent that I will bring to the attention of the Chief Compliance Officer any potential conflicts of interest that arise due to such activity.

Signature	Date

Print Name

COMPLIANCE REVIEW:	☐ Request Approved	☐ Request Denied

Signature

Notes:

Exhibit F.

ANNUAL OUTSIDE ACTIVITY/INSIDER DISCLOSURE STATEMENT

Outside Affiliations

1.	Other businesses in which I am engaged (i.e., take an active role):

	Name of Business	Role

	Name of Business	Role

OR

☐ I do not take an active role in any other business.

2.	Entities by which I am employed or receive compensation:

	Name of Entity	Affiliation or Title

	Name of Entity	Affiliation or Title

OR

☐ I am not employed or receive compensation from any other entities.

3.	Business organizations in which I am an officer, director, partner or employee:

Name of Entity	Affiliation or Title	Public Company (Yes/No)

OR

☐ I am not an officer, director, partner or employee in any organization

4.	Do you have any other financial interests (for profit, civic, non-profit or family related)? This excludes private placements and securities held for investment.	☐ Yes ☐ No

If “yes,” describe:

5.	Do you own a significant (i.e., greater than 5%) position in any publicly held company’s securities?	☐ Yes ☐ No

If “yes,” describe:

Insider Disclosure

1.

The following individuals are members of my immediate family (i.e., parent, mother-in-law, father-in-law, spouse, brother, sister, brother-in-law, sister-in-law, son, daughter, son-in-law, daughter-in-law, children who are directly or indirectly dependents) that are executive officers, directors or 5% or greater stockholders of a public company:

	Name of Family Member	Relationship

	Name of Entity	Affiliation or Title

	Name of Family Member	Relationship

	Name of Entity	Affiliation or Title

OR

☐ I certify that neither I nor any member of my immediate family is an executive officer, director or 5% or greater stockholder of a public company.

2.	The following individuals are my family members that work at companies with which SkyBridge conducts or seeks to conduct business

	Name of Family Member	Relationship

	Name of Entity	Affiliation or Title

	Name of Family Member	Relationship

	Name of Entity	Affiliation or Title

OR

☐ I certify that no member of my family works at companies with which SkyBridge conducts or seeks to conduct business.

ANNUAL OUTSIDE ACTIVITY/INSIDER DISCLOSURE STATEMENT CERTIFICATION

By signing below, I certify and acknowledge that the above statements are true and correct to the best of my knowledge and I agree to immediately notify the Chief Compliance Officer if such information becomes inaccurate in any way.

I certify that any activity(-ies) as disclosed above do not violate any law or regulation, do not and will not interfere with my responsibilities to SkyBridge, Advisory Clients, or Investors.  I hereby represent that I will bring to the attention of the Chief Compliance Officer any potential conflicts of interest that arise due to such activity(-ies).

Signature	Date

Print Name

COMPLIANCE REVIEW:
Signature

Notes:

Exhibit G.

GIFT MEMORANDUM

Employee Name:

1.	Date of gift:

2.	Was the gift received or given?	☐ Received ☐ Given

3.	Description of gift:

4.	Value/Amount of gift:

5.	Giver or receiver name (if an investor/customer, provide account number):

6.	Reason for gift:

Signature	Date

COMPLIANCE REVIEW:	☐ Approved	☐ Denied

Signature

Notes: